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                                                                    EXHIBIT 99.2


October 28, 2003


Dear Shareholder:

         On behalf of your Board of Directors, I am writing to tell you of a Special Meeting of HFB Financial Corporation planned to be held in the fourth quarter of this year or early next year. At that meeting, you will consider an important transaction that will result in the termination of the registration of HFB Financial's common stock with the Securities and Exchange Commission.

         A corporate reorganization commonly known as a "going private" transaction has been approved by your Board of Directors. If after completing the transaction there are fewer than 300 shareholders of record, HFB Financial intends to deregister its common stock with the Securities and Exchange Commission and become a private company. We believe that by becoming a private company we will save an estimated $150,000 per year, which represents our estimated cost of being a public company. The costs of being a public company have increased each year and we anticipate that those costs will continue to increase significantly.

         In order to accomplish this, we have chartered a corporation which will merge into HFB Financial Corporation. As a result of the merger, shareholders who own fewer than 250 shares will receive cash for their shares in the amount of $22.75 per share. Shareholders who own 250 or more shares will continue to be shareholders of HFB Financial Corporation. We currently have 1,301,101 shares outstanding and held of record by approximately 400 shareholders. Of those shares, approximately 20,589 shares, representing 1.6% of the outstanding shares, are owned by approximately 177 shareholders who own fewer than 250 shares.

         The Board of Directors believes the "going private" transaction is consistent with its vision of maintaining an independent community bank providing quality financial services through Home Federal Bank Corporation to our customers. The Board believes that the cost of being a "public" company is not justified by the benefits given the lack of trading activity in the company's stock. Prior to the Special Meeting, all shareholders will receive a detailed proxy statement and other information that will fully describe the merger and its impact on each shareholder. We encourage you to read the proxy statement when you receive it. This letter and the accompanying press release are subject to the more detailed information in the proxy statement.

         We are looking forward to the Special Meeting and hope to see you there.

Sincerely yours,

/s/ David B. Cook
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David B. Cook
President & Chief Executive Officer
Enclosure



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